EXHIBIT 10.1

EMPLOYMENT SEPARATION
AGREEMENT AND RELEASE

This Employment Separation Agreement and Release (the “Agreement”) is made and entered into this 27th day of January, 2017 (“Effective Date”) by and between Ralph Lauren Corporation, a Delaware corporation (the “Corporation”) and Stefan Larsson (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive and the Corporation had entered into an employment agreement effective as of September 25, 2015, which was amended by a duly executed amendment on August 9, 2016 (the “Employment Agreement”);

WHEREAS, the Executive and the Corporation have agreed to a period of transition and the succession of Executive as President and Chief Executive Officer occurring not later than May 1, 2017;

WHEREAS, the Corporation and Executive desire to set forth certain promises, agreements, and understandings in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged (and is in addition to what Executive is legally entitled to), the Corporation and Executive do hereby agree as follows:

1.          Transition Services.  During the period from the Effective Date through May 1, 2017, the Executive will continue to serve the Corporation as its President and Chief Executive Officer, and as a member of the Board, with all duties and authorities set forth in Section 2 of the Employment Agreement (“Transition Period”).  During the Transition Period, for services rendered the Executive shall be entitled to all payments, benefits and other compensation set forth in Section 1.4 of the Employment Agreement, except as otherwise set forth in this Agreement.  Executive’s employment as President and Chief Executive Officer shall terminate on May 1, 2017 unless sooner terminated by the Executive or by the Corporation for any reason (such employment termination date being the “Termination Date”).  All capitalized terms not defined in this Agreement shall have the meaning set forth in the Employment Agreement.
2.          Termination Payments to Executive by the Corporation.  Upon the termination of the Executive’s employment on the date of expiration of the Transition Period, or any earlier date the Executive’s employment may be involuntarily terminated by the Corporation for any reason other than Cause, as defined in Section 1(g), or in the case of the Executive’s death, the Executive (or the legal representative of his estate in the case of the Executive’s death) shall receive his Accrued Benefits, and, in exchange for agreeing to and complying with the terms of this Agreement (including, without limitation, the release it contains in Section 7), Executive, if (and only if) terminated for a reason specified in this Section 2, shall receive the following consideration (which Executive acknowledges is sufficient and in addition to what Executive would be legally entitled to) and be treated in the following manner:

(a)          Subject to the Executive not revoking this Agreement pursuant to Section 17, the Corporation shall pay to Executive a bi-weekly (i.e., every other week) amount equal to one-twenty-sixth (1/26th) of 400% of Executive’s Base Compensation as in effect on the Effective Date, with payments commencing on the Corporation’s first full payroll payment date following the 7th day after the Termination Date (but not earlier than the 52nd day following the Effective Date) and ending on the Corporation payroll payment date immediately following the two-year anniversary of the Termination Date, in accordance with the normal payroll practices of the Corporation (the “Severance Period”), provided that the initial payment shall include the Base Compensation amounts for all payroll periods from the Termination Date through the date of such initial payment (for purposes of Section 409A (as defined in Section 19), Executive’s right to receive installment payments pursuant to this Section 2(a) shall be treated as a right to receive a series of separate and distinct payments).  In the event that a Change in Control shall occur prior to the Termination Date, then the severance payments required to be made in this paragraph shall be paid in a lump sum.
(b)          On the date that Executive Officer Annual Incentive Plan (“EOAIP”) bonuses for the Corporation’s 2017 fiscal year are paid to its eligible executive officers, which shall be on a date no earlier than May 15, 2017, and no later than June 15, 2017, the Corporation shall pay Executive an amount equal to his actual EOAIP bonus, earned in accordance with Section 1.4(b) of the Employment Agreement, based on the Corporation’s performance for the Corporation’s 2017 fiscal year (without any exercise of negative discretion by the Board), less applicable withholdings.
(c)          The Corporation shall pay to Executive the Pro-Rata Annual Actual Incentive Bonus for the Corporation’s 2018 fiscal year, on the date that 2018 fiscal year EOAIP bonuses are paid to other senior executives of the Corporation.
(d)          Executive’s eligibility for participation in all benefit plans of the Corporation will cease as of the Termination Date, except for Executive’s eligibility for group medical and dental coverage under the Corporation’s group medical and dental insurance plan, which shall continue for the twenty-four (24) month period following the Termination Date.  Executive’s participation in the Corporation’s group medical or dental insurance plan shall immediately cease at such time (if any) as the Executive becomes eligible for a future employer’s medical and/or dental insurance coverage (or would become eligible if the Executive did not waive coverage).  The amount of premiums paid by the Corporation during this period shall be treated as taxable income to the Executive if the provision of such benefits on a non-taxable basis would subject the Executive to tax on the benefits received under Section 105(h) of the Internal Revenue Code of 1986, as amended and the Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, the “Code”).
(e)          The Executive shall immediately vest in all time-based restricted stock units (or other equity awards with only service-based vesting conditions) as of the Termination Date.  With respect to any unvested performance share units (“PSUs”), Performance-based Restricted Share Units (“PRSUs”) or performance shares (“PSs”) (or any other equity awards with performance-based vesting conditions) awarded through the Termination Date: (1) any unvested PRSUs and PSs will vest upon the Corporation's attainment of the applicable performance goals and will be paid out as per the terms of the Incentive Plan as soon as practicable (but in no event later than 30 days) after each applicable vesting date without regard to Executive’s continued employment; and (2) any unvested PSUs will remain outstanding and will vest at the end of the applicable performance period based on the Corporation's actual degree of achievement of the applicable performance goals, and any such awards will be paid in their entirety as per the terms of the Incentive Plan as soon as practicable (but in no event later than 30 days) after each applicable vesting date, without regard to Executive's continued employment.  For the avoidance of doubt, as of the Effective Date, the Executive has outstanding the following unvested equity awards:
(i)          19,995 restricted stock units granted to the Executive on November 3, 2015 which shall become vested on the Termination Date;
(ii)          9,258 PRSUs granted to the Executive on November 3, 2015, for which the Corporation acknowledges that performance goal has been achieved, which shall become vested on the Termination Date;
(iii)          26,660 PSs granted to the Executive on November 3, 2015, which may be earned to the extent of achievement of applicable performance goals and settled in annual installments through fiscal year 2020;
(iv)          13,886 PSUs granted to the Executive on November 3, 2015, which may be earned to the extent of achievement of applicable performance goals and settled following the end of fiscal year 2018;
(v)          42,165 PRSUs granted to the Executive on June 30, 2016, which may be earned at the end of the fiscal year 2017 to the extent of achievement of applicable performance goals and shall thereupon become vested and settled in accordance with the terms thereof; and
(vi)          42,166 PSUs granted to the Executive on June 30, 2016, which may be earned to the extent of achievement of applicable performance goals and settled following the end of fiscal year 2019.
Notwithstanding the foregoing provisions of this Section 2(e), upon any Change in Control occurring during the Transition Period, Section 4.1(a)(ii) of the Employment Agreement shall apply in lieu of the foregoing provisions of this Section 2(e).

(f)          Other than the payments and benefits specifically set forth in this Agreement, the Executive agrees that the Corporation and its subsidiaries, affiliates and licensees do not owe the Executive any additional payments, compensation, remuneration, bonuses, incentive payments, benefits, stock options, warrants, restricted stock units, severance, reimbursement of expenses, or commissions of any kind whatsoever, or other similar compensation, including any obligations owed to Executive under any employment agreement, offer letter or otherwise.  The foregoing shall not limit Executive’s right to indemnification and advancement of legal fees under the Employment Agreement, the Corporation’s organizational documents or otherwise.  The parties acknowledge and agree that the Executive’s termination of employment under this Agreement shall not be such as to subject the Executive to any repayment obligation under Exhibit 2 of the Employment Agreement (relating to the Executive’s relocation benefits received thereunder).
(g)          For purposes of this Agreement, “Cause” shall mean: (1) willful gross insubordination, (2) Executive’s conviction of, or plea of nolo contendere to, a crime (whether or not involving the Corporation) constituting any felony, (3) the willful engaging by the Executive in gross misconduct relating to the Executive’s employment that is materially injurious to the Corporation, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity, in violation of Article III of the Employment Agreement), or which subjects or if generally known would subject the Corporation to public ridicule.  For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation.  Notwithstanding the foregoing, the Executive’s employment may be terminated for Cause only by act of the Board and, in any event, the Executive’s employment shall not be deemed to have been terminated for Cause without (x) reasonable written notice to the Executive setting forth the reasons for the Corporation’s intention to terminate for Cause, (y) the opportunity to cure (if curable) within ten (10) days of such written notice and (z) an opportunity for the Executive, together with his counsel, to be heard by the Board.
3.          Return of Property.  On or prior to the Termination Date, Executive agrees to return to the Corporation any and all files or other property of the Corporation and its subsidiaries, affiliates and licensees (said property includes, but is not limited to, purchase orders, financial reports and statements, projections, forecasts, balance sheets, income statements, budgets, actual or prospective purchaser or customer lists, written proposals and studies, plans, drawings, specifications, investor reports, books, reports to directors, minutes, resolutions, certificates, bank account numbers, passwords, credit cards, computers, laptops, cellular or other telephones, blackberrys, iphones, calculators, identification and security cards, beepers, keys, deeds, contracts, office equipment and supplies, records, computer discs, emails and other electronic files of the Corporation, etc.) without retaining any copies or extracts thereof.  Notwithstanding the foregoing, Executive shall be permitted to retain his personal address book to the extent it only contains contact information.
4.          Confidentiality of this Agreement.  Executive, Executive’s agents, attorneys, heirs, executors, administrators, affiliates and assigns agree that this Agreement, and any and all matters concerning Executive’s separation from the Corporation, will be regarded as privileged communications between the parties, and that they will not reveal, disseminate by publication of any sort, or release in any manner or means this Agreement or any matters, factual or legal, concerning this Agreement or Executive’s separation to any other person or entity, except as required by legal process (in which case, Executive agrees to forthwith provide written notice of said legal process as set forth below prior to the production of the requested information) or to enforce Executive’s rights.  Notwithstanding the foregoing, Executive may reveal the relevant terms of this Agreement to the Executive’s spouse, accountants and attorneys, provided that such parties agree to be bound by the confidentiality provisions herein, and to applicable taxing authorities. Nothing in this provision shall prohibit the Corporation from disclosing this Agreement to the extent required by law or pursuant to Securities and Exchange Commission

(“SEC”) reporting obligations.  Notwithstanding the foregoing, in the event this Agreement is publicly filed, the above limitation shall not include any information publicly disclosed.
5.          Obligations.
(a)          In exchange for the payments and benefits set forth in Section 2 herein, Executive agrees that during the Severance Period, Executive shall for no additional compensation or benefits whatsoever be reasonably available, with due regard to Executive’s other obligations and commitments, if requested by the Corporation upon reasonable notice to assist in transitioning Executive’s former duties and responsibilities for the Corporation.
(b)          With the exception of the duties and responsibilities set forth in this Section 5, Executive acknowledges and agrees that Executive shall be relieved of all duties and responsibilities for the Corporation and its subsidiaries, affiliates and licensees as of the Termination Date, that Executive shall not thereafter have the authority to bind the Corporation or any of its subsidiaries, affiliates or licensees, and that Executive shall not thereafter contact any past, current, or prospective customers, distributors, manufacturers, partners or suppliers of the Corporation or any of its subsidiaries, affiliates or licensees on behalf of the Corporation.  Effective as of the Termination Date, Executive shall cease and be deemed to have resigned from any and all titles, positions and appointments the Executive holds with the Corporation and any of its affiliates, whether as an officer, director, employee, trustee, committee member or otherwise. Executive agrees to execute any documents reasonably requested by the Corporation in accordance with the preceding sentence.
(c)          Executive agrees that Executive will reasonably cooperate with the Corporation in connection with any existing or future litigation involving the Corporation and not adverse to Executive, whether administrative, civil or criminal in nature, that relates to Executive’s employment period.  The Corporation shall pay all reasonable, documented travel and other expenses incurred by the Executive in connection therewith.  Such cooperation shall be scheduled in a manner to limit, to the extent possible, Executive’s travel and with due regard to Executive’s other obligations and commitments.
(d)          If Executive has any personal expenses, loans or other obligations due to the Corporation or any of its subsidiaries, affiliates or licensees, the Corporation may deduct such amounts from the payments to be made to Executive under the terms of this Agreement; provided, however, no amount may be deducted from any payments to be made to Executive that are subject to Section 409A (as defined in Section 20) to the extent it would violate Section 409A, and such amounts shall be repaid by Executive.
6.          Restrictive Covenants.  Executive agrees that he will comply with all post-employment obligations set forth in Article III of the Employment Agreement, including but not limited to those obligations of non-competition, non-solicitation, non-disparagement, and protection of confidential information, and Executive further agrees that Article III of the Employment Agreement shall remain in full force and effect.  Notwithstanding the foregoing, the non-compete period referenced in Section 3.1 of the Employment Agreement shall end on the one-year anniversary of the Effective Date.

7.          Release.
(a)          In consideration for the payments and benefits to be provided to the Executive under this Agreement, the Executive, with the intention of binding the Executive, the Executive’s agents, attorneys, representatives, heirs, issue, executors, affiliates, successors, administrators and assigns, does hereby irrevocably and unconditionally forever release and discharge the Corporation, and its subsidiaries, affiliates, divisions and licensees, as well as, in such capacity, each of their respective stockholders, managers, members, partners, heirs, executors, administrators, agents, employees, officers, directors, predecessors, successors, insurers, assigns, representatives and attorneys, of and from any and all manner of actions, causes of action, suits, complaints, debts, sums of money, costs, damages, losses, interests, attorneys’ fees, expenses, liabilities, charges, claims, obligations, promises, agreements, counterclaims and demands, whatsoever, in law or in equity or otherwise, that Executive now has or may have, whether mature, direct, derivative, subrogated, personal, assigned, both known and unknown, foreseen or unforeseen, contingent or actual, liquidated or unliquidated, arising from the beginning of the world until the Effective Date, including, but not limited to, any claims arising in any way out of Executive’s employment with the Corporation or the termination of Executive’s employment with the Corporation.  The foregoing release of claims by Executive includes, but is not limited to, any and all claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101 et seq., the Civil Rights Act of 1991, 42 U.S.C. § 1981a et seq., the Executive Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 201 et seq., the Family and Medical Leave Act (“FMLA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the United States Constitution, the Constitution of the State of New York, the Constitution of the State of New Jersey, the New York State Human Rights Law, N.Y. Exec. Law § 291 et seq., the New York City Human Rights Law, N.Y.C. Admin. Code, § 8-107 et seq., the New Jersey Law Against Discrimination, N.J.S.A. § 10:5-1 et seq., the Conscientious Executive Protection Act (“CEPA”), N.J.S.A. § 34:19-1-8, the Sarbanes-Oxley Act of 2002, et seq., (each as amended) and all other similar federal, state, or municipal statutes or ordinances, including any whistle blower or any other local, state or federal law, regulation or ordinance  prohibiting discrimination or pertaining to employment, and any contract, tort, or common law theories with respect to Executive’s hiring by the Corporation, the terms and conditions of Executive’s employment with the Corporation, and/or  the termination of Executive’s employment with the Corporation. Executive does not waive Executive’s rights to any claims which may not be released as a matter of law.
(b)          The Corporation and Executive understand and agree that the release set forth in Section 7(a) above does not in any way affect the rights and obligations of the parties created under this Agreement or under the Employment Agreement that are intended to survive Executive’s termination of employment, and the rights of either party to take whatever steps may be necessary to enforce the terms of this Agreement or to obtain appropriate relief in the event of any breach of the terms of this Agreement.  Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding, if any, against any of the Releasees before any local, state or federal agency, court or other body with regard to matters released hereunder (each individually a “Proceeding”).  Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted.  Executive acknowledges that Executive will not initiate or cause to be initiated on Executive’s behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law.  Further, the release set forth in Section 6(a) does not prohibit the Executive from (i) initiating or causing to be initiated on Executive’s behalf any, complaint, charge, claim or proceeding against the Corporation before any local, state or federal agency, court or other body challenging the validity of the waiver of Executive’s claims under the ADEA as contained in Section 7(a) of this Agreement (but no other portion of such waiver) or (ii) reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.
(c)          The foregoing release shall not include (i) Executive’s rights to indemnification and advancement of legal fees under the Employment Agreement, the Corporation’s organizational documents or otherwise, (ii) Executive’s right to directors’ and officers’ insurance coverage, (iii) Executive’s right to vested equity, (iv) Executive’s rights to the Accrued Benefits (as defined in the Employment Agreement), (v) vested rights of Executive under any of the Corporation’s benefit plans and programs, and (vi) Executive’s rights under any provision of the Employment Agreement that directly or by implication survive termination of Executive’s employment.
8.          Certain Forfeitures in Event of Breach. Executive acknowledges and agrees that Section 3.5(a)(ii) of the Employment Agreement shall apply. The Corporation acknowledges that, after due inquiry, it has no knowledge of any basis for the application of Section 3.5(a)(ii) of the Employment Agreement as of the Effective Date.
9.          No Admission of Liability.  Executive acknowledges and agrees that any payments or benefits provided to Executive under the terms of this Agreement do not constitute an admission by the Corporation or any of its subsidiaries, affiliates or licensees that they have violated any law or legal obligation with respect to any aspect of Executive’s employment with the Corporation.
10.          Entire Agreement.  The Corporation and Executive each represent and warrant that no promise or inducement has been offered or made except as herein set forth and that the consideration stated herein is the sole consideration for this Agreement.  This Agreement is a complete and entire agreement and states fully all agreements, understandings, promises and commitments as between the Corporation and Executive and as to the termination of their relationship; this Agreement supersedes and cancels any and all other negotiations, understandings and agreements, oral or written, respecting the subject matter hereof, including any prior employment agreements between the Corporation and the Executive, including but not limited to the Employment Agreement, except as otherwise set forth in this Agreement.  This Agreement may not be modified except by an instrument in writing signed by the party against whom the enforcement of any waiver, change, modification, or discharge is sought.
11.          No Transfer.  Executive represents and warrants that Executive has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligations, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.

12.          Assignability, Choice of Law, Jurisdiction, Venue.  This Agreement is personal to Executive and the Executive may not assign, pledge, delegate or otherwise transfer to any person or entity any of Executive’s rights, obligations or duties under this Agreement, other than by a transfer by the Executive’s will or by the laws of descent and distribution.  This Agreement shall be governed by, construed in accordance with, and enforced pursuant to the laws of the State of New York without regard to principles of conflict of laws.  Any dispute arising under this Agreement shall be resolved in accordance with Section 5.4 of the Employment Agreement entitled “Arbitration.”
13.          Enforceability.  Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible.  Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid.  If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.  The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.
14.          Counterparts.  This Agreement may be executed in counterparts, each of which together constitute one and the same instrument.
15.          Notices.  For the purpose of this Agreement, notices, demands, and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given by hand or by facsimile or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:          at the last address on the payroll records of the Corporation

If to the Corporation:          Ralph Lauren Corporation
Legal Department
625 Madison Avenue
New York, New York 10022
Attn:          General Counsel

16.          Nonadmissibility.  To the extent permitted by applicable law, nothing contained in this Agreement, or the fact of its submission to the Executive, shall be admissible evidence against the Corporation in any judicial, administrative, or other legal proceeding (other than in an action for breach of this Agreement).

17.          Revocation.  This Agreement, including all of the payment and benefit provisions set forth in Section 2 above, shall not become effective unless the Agreement is executed, dated and delivered to the Corporation within 45 days following the Effective Date and is not revoked, as provided for in Section 18 herein, prior to the eighth day after this Agreement is signed by Executive.
18.          Meaning of Signing This Agreement.  By signing this Agreement, Executive expressly acknowledges and agrees that (a) Executive has carefully read it, and fully understands what it means; (b) Executive has been advised in writing to discuss this Agreement with an independent attorney of Executive’s own choosing before signing it and has had a reasonable opportunity to confer with Executive’s attorney and has discussed and reviewed this Agreement with Executive’s attorney prior to executing it and delivering it to the Corporation; (c) Executive has been given forty-five (45) calendar days to consider this Agreement; (d) Executive has had answered to Executive’s satisfaction any questions Executive has with regard to the meaning and significance of any of the provisions of this Agreement; (e) Executive has agreed to this Agreement knowingly and voluntarily of Executive’s own free will and was not subjected to any undue influence or duress, and assents to all the terms and conditions contained herein with the intent to be bound hereby; and (f) Executive may revoke Executive’s acceptance of this Agreement within seven (7) calendar days after Executive signs it by sending a written Notice of Revocation to the address of the Corporation as set forth in Section 15 above.
19.          No Construction Against Drafter.   No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.
20.          Compliance with Section 409A.  The provisions of Section 5.13 of the Employment Agreement related to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), are deemed incorporated by reference herein as if fully set forth herein.
21.          Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Corporation may withhold from all amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations.  Executive shall be responsible for the payment of Executive’s portion of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to Executive under this Agreement.
22.          Professional Fees.  The Corporation will pay the Executive's reasonable professional fees incurred to negotiate and prepare this Agreement.
23.          Counterparts.  The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Signatures delivered by facsimile shall be effective for all purposes.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Separation Agreement and Release as of the Effective Date.

RALPH LAUREN CORPORATION

By:	/s/ Ralph Lauren
	Name:	Ralph Lauren
	Title:	Chairman

/s/ Stefan Larsson
By:	STEFAN LARSSON